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                                                                     EXHIBIT 4.2

                                           Merrill Lynch Global Emerging Markets
                                           Partners, L.P.

                                           Brian A. Renaud
                                           Merrill Lynch Global Partners, Inc.
                                           Vice President

                                           World Financial Center, North Tower
                                           250 Vesey Street
                                           New York, NY  10283-1327
                                           U.S.A.

[LOGO]Merrill Lynch                        June 13, 2003

Arthur J. Young
PSi Technologies Holdings, Inc.
PSi Technologies, Inc.
Electronics Avenue
FTI Complex, Taguig
Metro Manila 1604
Philippines

Dear Mr. Young:


Merrill Lynch Global Emerging Markets Partners, L.P. ("MLGEMP") would like to express a non-binding indication of interest in pursuing an additional investment in PSi Technologies, Inc. (the "Company"). An investment, if consummated, would be in the form of a $4.0 million aggregate principal amount Exchangeable Senior Subordinated Note (the "Note") of the Company for a cash consideration of $4.0 million. The Note would accrue interest at an annual rate of 10.00% net of any withholding taxes, the payment of which would be the responsibility of the Company. The Note (or Notes to the extent of a transfer of an interest in all or any part of the Note) would be exchangeable at the option of the holders into 2,721,088 shares of common stock of PSi Technologies Holdings, Inc. ("Holdings"), equal to a fully diluted ownership stake of 17% (excluding the exchange of any accrued and unpaid interest), at a price of $1.47 per share, subject to customary antidilution adjustments and the adjustments outlined in the attached term sheet dated June 13, 2003 (the "Term Sheet'). Such transaction, if consummated, would be on the general terms and conditions contained in the Term Sheet attached to this letter and included herein by reference, subject to any subsequent changes, additions or deletions reflected in the definitive agreements as may be agreed to by the parties.

This letter and the Term Sheet (together, the "Letter of Interest") (i) shall not be deemed to be an offer or an agreement to agree; (ii) does not create a binding obligation, fiduciary relationship, or joint venture between the parties, and (iii) assumes the accuracy and completeness of the information previously provided by you. A consummation of this investment would be subject to the satisfactory completion of MLGEMP's due diligence review, the negotiation and execution of definitive legal documentation acceptable to all parties and their respective counsels, and the approvals and consents of governmental agencies, third parties and MLGEMP as may be necessary or desirable, and the satisfaction of the conditions precedent to closing contained in the definitive legal documentation.

This Letter of Interest is delivered to you with the understanding and on the condition that neither this Letter of Interest, nor the existence of a potential transaction with MLGEMP or any of its Affiliates shall be disclosed publicly or privately without the written permission of MLGEMP.

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This Letter of Interest may not be contradicted by evidence of any actual or alleged prior, contemporaneous or subsequent understandings or agreements of the parties whether oral, expressed or implied, other than in a writing that expressly amends or supersedes this Letter of Interest. There are no unwritten oral understandings or agreements between the parties.

To indicate your interest in having us proceed with consideration of this transaction, please sign this letter and fax it to me at (662) 685-3582 by the close of business on June 15, 2003. Please mail the original signature page(s) to me at your earliest convenience.

The binding provisions of this Letter of Interest will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

                                       Very truly yours,

                                       MERRILL LYNCH GLOBAL EMERGING
                                       MARKETS PARTNERS, L.P.
                                       By:  Merrill Lynch Global Capital, L.L.C.
                                                Its General Partner
                                       By:  Merrill Lynch Global Partners, Inc.
                                                Its Managing Member

                                       By /s/ Brian Renaud
                                         ---------------------------------------
                                         Name: Brian A. Renaud
                                         Title: Vice President

Accepted and Agreed
as of the date
first written above:

PSi Technologies Holdings, Inc.

By  /s/ Arthur J. Young, Jr.
    ---------------------------------
    Name: Arthur J. Young
    Title: President

PSi Technologies, Inc.

By  /s/ Arthur J. Young, Jr.
    ---------------------------------
    Name: Arthur J. Young
    Title: President

                                       2

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                         PSi Technologies Holdings, Inc.
                              PSi Technologies Inc.
                             Preliminary Term Sheet
                                  June 13, 2003

THIS TERM SHEET IS A NON-BINDING DOCUMENT PREPARED FOR DISCUSSION PURPOSES ONLY, and the proposed Investment is specifically subject to the negotiation of definitive documentation including a purchase agreement and other appropriate agreements and documents; the performance of confirmatory business, legal and tax due diligence; receipt of all internal approvals and other conditions contained herein, all satisfactory to MLGEMP (as defined below) at its sole discretion.

Operating Company:                      PSi Technologies, Inc. ("PSi" or the
                                        "Company")

Holding Company:                        PSi Technologies Holdings, Inc.
                                        ("Holdco")

Investor:                               Merrill Lynch Global Emerging Markets
                                        Partners, L.P. and/or an Affiliate
                                        ("MLGEMP").

Exchangeable Senior                     MLGEMP would purchase a USD$ 4.0 million
Subordinated Notes:                     aggregate principal amount Senior
                                        Subordinated Note (the "Note") of the
                                        Company for a cash consideration of
                                        USD$ 4.0 million. The Note shall accrue
                                        interest at an annual rate of 10.0% net
                                        of any  withholding taxes, the payment
                                        of such taxes to be the responsibility
                                        of the Company. Interest shall be
                                        payable semi-annually. If the Company
                                        cannot pay the required interest payment in cash, it may pay in-kind.

Maturity Date:                          The principal amount of USD$ 4.0 million
                                        and the accrued interest shall be repaid in full upon June 1, 2008, if MLGEMP chooses not to exercise its exchange rights.

Exchange:                               The Note will be exchangeable at the
                                        option of the holders into shares of
                                        common stock of Holdco. The Note will be exchanged for 2,721,088 shares of common stock at a price (the "Exchange Price") of $1.47 per share, subject to customary antidilution adjustments and the adjustments set forth below.

Reduction of Exchange Price:            (a) In the event that Holdco reports a
                                            third quarter period ending 30th
                                            September, 2003 EBITDA figure of
                                            less than USD$ 3.89 million, the
                                            Exchange Price will be reduced to
                                            $1.29, subject to customary
                                            antidilution adjustments.

                                        (b) In the event that Holdco reports a
                                            fourth quarter period ending 31st
                                            December, 2003 EBITDA figure of less
                                            than USD$ 3.92 million, the Exchange
                                            Price will be reduced to (i) if the
                                            Exercise Price was previously
                                            reduced pursuant to (a) above,
                                            $1.15, subject to customary
                                            antidilution adjustments or (ii) if
                                            the Exercise Price was not
                                            previously reduced pursuant to (a)
                                            above, $1.29, subject to customary
                                            antidilution adjustments.

Redemption:                             In the event that, at any time after

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                                        three years from the date of the Note,
                                        the average last reported sale price of
                                        Holdco American Depositary Receipts for
                                        a 30 consecutive day trading period on
                                        the Nasdaq National Market (the
                                        "Nasdaq") is at least $3.00 and the
                                        average daily trading volume on the
                                        Nasdaq during such 30 day period is
                                        equal to at least 33.33% of the number
                                        of shares of common stock of Holdco for
                                        which the Note is then exchangeable, the Company may send written notice (the "Redemption Notice") to MLGEMP indicating that the Company desires to redeem the Note, specifying the date of such redemption, which will be not earlier than 30 days after the date of the Redemption Notice (the "Redemption Date"), the redemption price, which will be the principal amount outstanding on the Note plus accrued and unpaid interest, and the fulfillment of the conditions set forth above. The Note will be redeemed on the Redemption Date unless MLGEMP exercises its right to exchange the Note prior to the Redemption Date.

Ranking: The Notes will be an unsecured obligation. They will rank senior in right of payment with any future subordinated indebtedness, equal in right of payment with any of the existing subordinated indebtedness, and subordinated in right of payment to any of the existing senior indebtedness.

Use of Proceeds:                        The Company would use proceeds for the
                                        repayment of supplier credits and
                                        capital expenditures payables.

Covenants:                              As long as the Notes remain outstanding,
                                        the covenants shall limit the Company's
                                        and its subsidiaries' ability to:

                                        (a) amalgamate, acquire or merge with
                                            another company, business concern,
                                            firm or person;

                                        (b) sell, consolidate, recapitalize,
                                            spin-off, the Company or any
                                            subsidiary of the Company;

                                        (c) undertake any transactions with an
                                            affiliate not in the ordinary course
                                            of business and not on an
                                            arms-length basis (other than
                                            transactions with MLGEMP or its
                                            affiliates);

                                        (d) sell or otherwise dispose of any of
                                            the material assets, except in the
                                            ordinary course of business;

                                        (e) pay dividends, repurchase stock or
                                            make any investment in any person
                                            other than a wholly-owned subsidiary
                                            of the Company;

                                        (f) incur any indebtedness other than
                                            extensions of credit arising from
                                            current discussions with existing
                                            lenders;

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                                        (g) incur any new liens on the Company's
                                            assets unless the Notes are equally
                                            secured, other than liens incurred
                                            in connection with extensions of
                                            credit by existing lenders pursuant
                                            to current discussions; and

                                        (h) with respect to the Company's
                                            subsidiaries, issue or transfer
                                            equity or debt.

Default: In the event of a breach of the covenants contained in this term sheet, MLGEMP shall have the right to declare all or any part of the Notes to be immediately due and payable. Upon any cancellation or suspension of the Company's financial indebtedness due to any event of default, MLGEMP is entitled to declare the Notes due and payable prior to maturity.

Expenses:                               The Company shall bear all expenses
                                        relating to this transaction.

Governing Law:                          The agreements shall be governed by and
                                        construed in accordance with the laws of The State of New York applicable to contracts executed in and to be performed in that state.